Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Aspen Aerogels, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-221403, 333-259449, 333-254250, 333-263622, and 333-264672) on Form S-3 and registration statements (Nos. 333-272346, 333-270615, 333-263124, 333-254247, 333-236955, 333-230165, 333-223380, 333-216434, 333-209995, and 333-198124) on Form S-8 of our report dated February 27, 2025, with respect to the consolidated financial statements of Aspen Aerogels, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Boston, Massachusetts
February 27, 2025